UNITED STATES
                        SECURITIES EXCHANGE COMMISSION
                            Washington, D.C. 20549

-------------------------------------------------------------------------------

                                SCHEDULE 13G/A


                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)

                       BNP Residential Properties, Inc.
                       --------------------------------
                               (Name of Issuer)


                    Common Stock, par value $.01 per share
                    --------------------------------------
                        (Title of Class of Securities)


                                  05564T103
                                --------------
                                (CUSIP Number)








                               December 31, 2006
                               -----------------
            (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

|X| Rule 13d-1(b)

|_| Rule 13d-1(c)

|_| Rule 13d-1(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                          Continued on following pages


CUSIP No.  05564T103

.......................................................................................................................
1.        Names of Reporting Persons.

          CLIFFWOOD PARTNERS LLC

          I.R.S. Identification Nos. of above persons (entities only): 95-4648555
.......................................................................................................................
2         Check the Appropriate Box if a Member of a Group

          (a) [X]

          (b) [ ]
.......................................................................................................................
3.        SEC Use Only
.......................................................................................................................
4         Citizenship or Place of Organization                  Delaware, United States
.......................................................................................................................
Number of Shares      5        Sole Voting Power                           None
Beneficially Owned
................................................................................................
by Each Reporting     6.       Shared Voting Power                         None
Person With
................................................................................................
                      7.       Sole Dispositive Power                      None

................................................................................................
                      8.       Shared Dispositive Power                    None
.......................................................................................................................
9.        Aggregate Amount Beneficially Owned by Each Reporting Person               None
.......................................................................................................................
10.       Check if the Aggregate Amount in Row (9) Excludes Certain Shares             [   ]
.......................................................................................................................
11        Percent of Class Represented by Amount in Row (9)

          0.0%
.......................................................................................................................
12.       Type of Reporting Person          IA
.......................................................................................................................


                                      2


.......................................................................................................................
1         Names of Reporting Persons.

          CLIFFWOOD VALUE EQUITY FUND, L.P.

          I.R.S. Identification Nos. of above persons (entities only): 95-4817104
.......................................................................................................................
2         Check the Appropriate Box if a Member of a Group

          (a) [X]

          (b) [ ]
.......................................................................................................................
3.        SEC Use Only
.......................................................................................................................
4         Citizenship or Place of Organization                  Delaware, United States
.......................................................................................................................
                      5        Sole Voting Power                            None
Number of Shares
................................................................................................
Beneficially Owned    6.       Shared Voting Power                          None
by Each Reporting
................................................................................................
Person With           7.       Sole Dispositive Power                       None

................................................................................................
                      8.       Shared Dispositive Power                     None
.......................................................................................................................
9.        Aggregate Amount Beneficially Owned by Each Reporting Person               None
.......................................................................................................................
10.       Check if the Aggregate Amount in Row (9) Excludes Certain Shares             [   ]
.......................................................................................................................
11        Percent of Class Represented by Amount in Row (9)

          0.0%
.......................................................................................................................
12.       Type of Reporting Person          PN


                                      3



.......................................................................................................................
1         Names of Reporting Persons.

          CLIFFWOOD VALUE EQUITY FUND II, L.P.

          I.R.S. Identification Nos. of above persons (entities only): 57-1186067
.......................................................................................................................
2         Check the Appropriate Box if a Member of a Group

          (a) [X]

          (b) [ ]
.......................................................................................................................
3.        SEC Use Only
.......................................................................................................................
4         Citizenship or Place of Organization                  Delaware, United States
.......................................................................................................................
                      5        Sole Voting Power                            None
Number of Shares
................................................................................................
Beneficially Owned    6.       Shared Voting Power                          None
by Each Reporting
................................................................................................
Person With           7.       Sole Dispositive Power                       None

................................................................................................
                      8.       Shared Dispositive Power                     None
.......................................................................................................................
9.        Aggregate Amount Beneficially Owned by Each Reporting Person               None
.......................................................................................................................
10.       Check if the Aggregate Amount in Row (9) Excludes Certain Shares             [   ]
.......................................................................................................................
11        Percent of Class Represented by Amount in Row (9)

          0.0%
.......................................................................................................................
12.       Type of Reporting Person          PN


                                      4


.......................................................................................................................
1         Names of Reporting Persons.

          CLIFFWOOD ABSOLUTE RETURN STRATEGY LTD.

          I.R.S. Identification Nos. of above persons (entities only): N/A
.......................................................................................................................
2         Check the Appropriate Box if a Member of a Group

          (a) [X]

          (b) [  ]
.......................................................................................................................
3.        SEC Use Only
.......................................................................................................................
4         Citizenship or Place of Organization                  Cayman Islands, British West Indies
.......................................................................................................................
                      5        Sole Voting Power                            None
Number of Shares
................................................................................................
Beneficially Owned    6.       Shared Voting Power                          None
by Each Reporting
................................................................................................
Person With           7.       Sole Dispositive Power                       None

................................................................................................
                      8.       Shared Dispositive Power                     None
.......................................................................................................................
9.        Aggregate Amount Beneficially Owned by Each Reporting Person               None
.......................................................................................................................
10.       Check if the Aggregate Amount in Row (9) Excludes Certain Shares             [   ]
.......................................................................................................................
11        Percent of Class Represented by Amount in Row (9)

          0.0%
.......................................................................................................................
12.       Type of Reporting Person          OO


                                      5


.......................................................................................................................
1         Names of Reporting Persons.

          CLIFFWOOD ABSOLUTE RETURN STRATEGY, L.P.

          I.R.S. Identification Nos. of above persons (entities only): 95-4789951
.......................................................................................................................
2         Check the Appropriate Box if a Member of a Group

          (a) [X]

          (b) [ ]
.......................................................................................................................
3.        SEC Use Only
.......................................................................................................................
4         Citizenship or Place of Organization                  Delaware, United States
.......................................................................................................................
                      5        Sole Voting Power                            None
Number of Shares
................................................................................................
Beneficially Owned    6.       Shared Voting Power                          None
by Each Reporting
................................................................................................
Person With           7.       Sole Dispositive Power                       None

................................................................................................
                      8.       Shared Dispositive Power                     None
.......................................................................................................................
9.        Aggregate Amount Beneficially Owned by Each Reporting Person               None
.......................................................................................................................
10.       Check if the Aggregate Amount in Row (9) Excludes Certain Shares             [   ]
.......................................................................................................................
11        Percent of Class Represented by Amount in Row (9)

          0.0%
.......................................................................................................................
12.       Type of Reporting Person          PN


                                      6


.......................................................................................................................
13        Names of Reporting Persons.

          CLIFFWOOD VALUE EQUITY / WB FUND, L.P.

          I.R.S. Identification Nos. of above persons (entities only): 20-3036834
.......................................................................................................................
14        Check the Appropriate Box if a Member of a Group

          (a) [X]

          (b) [ ]
.......................................................................................................................
15.       SEC Use Only
.......................................................................................................................
16        Citizenship or Place of Organization                  Delaware, United States
.......................................................................................................................
                      17       Sole Voting Power                            None
Number of Shares
................................................................................................
Beneficially Owned    18.      Shared Voting Power                          None
by Each Reporting
................................................................................................
Person With           19.      Sole Dispositive Power                       None

................................................................................................
                      20.      Shared Dispositive Power                     None
.......................................................................................................................
21.       Aggregate Amount Beneficially Owned by Each Reporting Person               None
.......................................................................................................................
22.       Check if the Aggregate Amount in Row (9) Excludes Certain Shares             [   ]
.......................................................................................................................
23        Percent of Class Represented by Amount in Row (9)

          0.0%
.......................................................................................................................
24.       Type of Reporting Person          PN

                                  SCHEDULE 13G

Item 1(a).  Name of Issuer:

            BNP Residential Properties, Inc. (the "Issuer")

Item 1(b).  Address of Issuer's Principal Executive Offices:

            301 S. College Street
            Suite 3850
            Charlotte, NC 28202-6024

Item 2(a).  Name of Person Filing

            This Statement is filed on behalf of each of the following persons (collectively, the "Reporting Persons"):

            i)    Cliffwood Partners LLC ("Cliffwood Partners");

            ii)   Cliffwood Value Equity Fund, L.P. ("Cliffwood Value Equity
                  Fund");

            iii) Cliffwood Value Equity Fund II, L.P. ("Cliffwood Value Equity Fund II");

            iv) Cliffwood Absolute Return Strategy Ltd. ("Cliffwood Absolute Return Strategy (Cayman)");

            v) Cliffwood Absolute Return Strategy, L.P. ("Cliffwood Absolute Return Strategy"); and

            vi) Cliffwood Value Equity / WB Fund, L.P. ("Cliffwood Value Equity / WB Fund").

            This Statement relates to Shares (as defined herein) that were held for the accounts of Cliffwood Value Equity Fund, Cliffwood Value Equity Fund II, Cliffwood Absolute Return Strategy (Cayman), Cliffwood Absolute Return Strategy, Oregon Public Employees' Retirement Fund, Swarthmore College, 1199 Health Care Employees' Pension Fund and Cliffwood Value Equity / WB Fund. Cliffwood Partners serves as the general partner for each of Cliffwood Value Equity Fund, Cliffwood Value Equity Fund II, Cliffwood Absolute Return Strategy (Cayman), Cliffwood Absolute Return Strategy and Cliffwood Value Equity / WB Fund.

            Cliffwood Partners also serves as the investment manager to each of Cliffwood Value Equity Fund, Cliffwood Value Equity Fund II, Cliffwood Absolute Return Strategy (Cayman), Cliffwood Absolute Return Strategy, Oregon Public Employees' Retirement Fund, Swarthmore College, 1199 Health Care Employees' Pension Fund and Cliffwood Value Equity / WB Fund. In such capacities, Cliffwood Partners may be deemed to have voting and dispositive power over the shares held for the accounts of each of Cliffwood Value Equity Fund, Cliffwood Value Equity Fund II, Cliffwood Absolute Return Strategy (Cayman), Cliffwood Absolute Return Strategy, Oregon Public Employees' Retirement Fund, Swarthmore College, 1199 Health Care Employees' Pension Fund and Cliffwood Value Equity / WB Fund.

Item 2(b).  Address of Principal Business Office or, if None, Residence

            The address of the principal business office of each of Cliffwood Partners, Cliffwood Value Equity Fund, Cliffwood Value Equity Fund II, Cliffwood Absolute Return Strategy and Cliffwood Value Equity / WB Fund is 11726 San Vicente Boulevard, #600, Los Angeles, California 90049. The address of the principal business office of Cliffwood Absolute Return Strategy (Cayman) is c/o CITCO Fund Services (Cayman Islands) Limited, P.O. Box 31106 SMB, Regatta Office Park, West Bay Road, Grand Cayman, Cayman Islands.

Item 2(c).  Citizenship:

            i)    Cliffwood Partners is a Delaware limited liability company;

            ii)   Cliffwood Value Equity Fund is a Delaware limited partnership;

            iii) Cliffwood Value Equity Fund II is a Delaware limited partnership;

            iv) Cliffwood Absolute Return Strategy (Cayman) is a Cayman Islands exempted company;

            v) Cliffwood Absolute Return Strategy is a Delaware limited partnership; and

            vi) Cliffwood Value Equity / WB Fund is a Delaware limited partnership.

Item 2(d).  Title of Class of Securities:

            Common Stock, par value $.01 per share (the "Shares")

Item 2(e).  CUSIP Number:

            05564T103

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

            (a)   [ ] Broker or dealer registered under Section 15 of the
                      Exchange Act.

            (b)   [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

            (c)   [ ] Insurance company as defined in Section 3(a)(19) of the
                      Exchange Act.

            (d)   [ ] Investment company registered under Section 8 of the
                      Investment Company Act.

            (e)   [X] An investment adviser in accordance with Rule
                      13d-1(b)(1)(ii)(E).

            (f)   [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).


            (g)   [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).


            (h)   [ ] A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act.


            (i)   [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.


            (j)   [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.     Ownership:

            (a)   Amount Beneficially Owned:

                  None of the Reporting Persons may be deemed to beneficially own any Shares.

            (b)   Percent of Class:

                                  SCHEDULE 13G

                  The number of Shares of which the Reporting Persons may be deemed to be the beneficial owner constitutes 0.0% of the total number of Shares outstanding.

            (c)   Number of Shares of which such person has:

Cliffwood Partners, Cliffwood Value Equity Fund, Cliffwood Value Equity Fund II, Cliffwood Absolute Return Strategy (Cayman), Cliffwood Absolute Return Strategy and Cliffwood Value Equity / WB Fund:

(i)   Sole power to vote or direct the vote:                            None

(ii)  Shared power to vote or direct the vote:                          None

(iii) Sole power to dispose or direct the disposition of:               None

(iv)  Shared power to dispose or direct the disposition of:             None


Item 5.     Ownership of Five Percent or Less of a Class:

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.


Item 6.     Ownership of More than Five Percent on Behalf of Another Person:

            Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

            Not applicable

Item 8.     Identification and Classification of Members of the Group:

            Not applicable

Item 9.     Notice of Dissolution of Group:

            Not applicable.

Item 10.    Certification:

            By signing below each of the Reporting Persons certify that, to the best of their knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SCHEDULE 13G

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                           February 12, 2007
                                                         ----------------------
                                                                 Date

                                                         /s/ Carl B. Tash
                                                         ----------------------
                                                         Carl B. Tash, CEO


CLIFFWOOD PARTNERS LLC

/s/ Carl B. Tash
---------------------------------------------------
         Carl B. Tash, CEO

CLIFFWOOD VALUE EQUITY FUND, L.P.
By: Cliffwood Partners LLC, its general partner

/s/ Carl B. Tash
---------------------------------------------------
         Carl B. Tash, CEO

CLIFFWOOD VALUE EQUITY FUND II, L.P.
By: Cliffwood Partners LLC, its general partner

/s/ Carl B. Tash
---------------------------------------------------
         Carl B. Tash, CEO

CLIFFWOOD ABSOLUTE RETURN STRATEGY LTD.
By: Cliffwood Partners LLC, as investment manager

/s/ Carl B. Tash
---------------------------------------------------
         Carl B. Tash, CEO

CLIFFWOOD ABSOLUTE RETURN STRATEGY, L.P.
By: Cliffwood Partners LLC, its general partner

/s/ Carl B. Tash
---------------------------------------------------
         Carl B. Tash, CEO

CLIFFWOOD VALUE EQUITY / WB FUND, L.P.
By: Cliffwood Partners LLC, its general partner

/s/ Carl B. Tash
---------------------------------------------------
         Carl B. Tash, CEO